UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2009

Energy XXI (Bermuda) Limited
(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM
1179, Hamilton HM EX, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Information.

As previously disclosed in the 2009 Annual Report on Form 10-K of Energy XXI (Bermuda) Limited (the “Company”) as filed with the Securities and Exchange Commission on September 4, 2009, the Company has been reviewing whether it is exempt from the supplemental bonding requirements of the U.S. Minerals Management Services (the “MMS”). For offshore operations, lessees must comply with the MMS regulation governing, among other things, engineering and construction specifications for production facilities, safety procedures, plugging and abandonment of wells on the Outer Continental Shelf of the Gulf of Mexico (the “Shelf”) and removal of facilities. To cover the various obligations of lessees on the Shelf, the MMS generally requires that lessees have a substantial net worth or post bonds or other acceptable assurances that such obligations will be met.

The Company is currently in discussions with the MMS regarding its compliance with MMS regulations. If the MMS requires the Company to procure bonding, the Company believes it may need to obtain such bonding in the amount of approximately $97 million in order to comply with MMS regulations. The Company is currently in discussion with bonding agencies to procure such bonding and believes it may need to procure between $25 million and $27 million in letters of credit to support such bonds. In order to obtain such letters of credit, the Company will either purchase them using available cash on hand or issue them under its first lien credit facility, which would reduce the amount of borrowings available under such facility in the amount of any such letter of credit obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer
September 17, 2009